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                                                         EXHIBIT 99.B (15)(c)


                           WATERHOUSE SECURITIES, INC.
                      MEMBER NEW YORK STOCK EXCHANGE - SIPC
                                CLEARING DIVISION
           44 WALL STREET - NEW YORK, NEW YORK 10005 - (212) 440-0300

                       OMNIBUS ACCOUNT SERVICES AGREEMENT

AGREEMENT entered into as of JULY 7, 1996, by and between ROULSTON RESEARCH CORP.(ROULSTON), AS PRINCIPAL UNDERWRITER FOR FAIRPORT FUNDS. (FUNDS) and Waterhouse Securities Inc., (WSI).

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

CLIENT-SHAREHOLDERS shall mean those clients of WSI who maintain an interest in an omnibus account with the Funds registered in the name of "Waterhouse Securities Inc." and who receive services from WSI under this Agreement.

FUNDS - See attached list.

In consideration of the mutual covenants herein contained, the parties agree as follows:

1. WSI agrees to perform certain services for the Client-shareholders as more particularly set forth below. WSI represents and warrants that it has and will continue at all times to have the necessary facilities, equipment and personnel to perform its services hereunder in a business like and competent manner; systems to comply with any applicable laws, rules and regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

2. WSI represents and warrants that all Client-shareholders are aware that they are transacting business with WSI and not Roulston or the Funds, and that they will look only to WSI and not Roulston or the Funds for resolution of problems or discrepancies in their accounts.

3. WSI agrees that it will establish with the Funds one or more omnibus accounts registered in WSI's name for Client-shareholders in the Funds, and will perform various services for the Client-shareholders in those accounts, including without limitation: establishing and maintaining records of Client-shareholders' accounts; processing purchase and redemption transactions; confirming client-shareholder transactions; answering routine client inquiries regarding the Funds; assistance to clients in changing dividend options, account designations and addresses; withholding taxes on non-resident alien accounts; disbursing income dividends and capital gains distributions; reinvesting dividends and distributions; preparing and delivering to Client-shareholders, and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation; withholding on dividends and


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     distributions as may be required by state or Federal authorities from time to time; and such other services as Fund may reasonably request.

4. WSI shall maintain all historical Client-shareholder records consistent with requirements of all applicable laws, rules and regulations. Upon the request of the Funds or Roulston, WSI shall provide copies of written communications regarding the Funds to or from such Client-shareholders, and other materials. WSI shall make available (if requested) to the Funds and/or Roulston the records or communications necessary to determine the number of Client-shareholders in each WSI omnibus account. If, at any time, the Funds or Roulston determines that WSI's practices, procedures or controls are inadequate, written notice of such inadequacy shall be given to WSI, and WSI shall have 15 days plus any additional time which the Fund or Roulston may provide to correct its practices, procedures or controls. In the event such practices, procedures or controls are not adequately corrected by WSI, Roulston shall have the right to immediately terminate this Agreement. Nothing in this Agreement shall impose upon Fund or Roulston the obligation to review WSI's practices, procedures and controls.

5. The official records of transactions of WSI's omnibus account and the number of shares in such omnibus accounts shall be as determined by the Funds transfer Agent, Fund/Plan Services, Inc. WSI shall be solely responsible for any discrepancies between its omnibus accounts and the Client-shareholder accounts and for the maintenance of all records regarding the Client-shareholders, the Client-shareholders' transactions, and the Client-shareholders' interest in the omnibus accounts.

6. WSI is solely responsible for the reconciliation of customer accounts with its omnibus account at the Fund. If any such reconciliation indicates any unexplained reconciling item or items, Fund agrees to assist WSI in resolving any discrepancies.

7. Roulston and/or Fund/Plan Services, Inc as transfer Agent will have the sole authority and responsibility under this Agreement for monitoring the issuance of securities of the Funds with a view to preventing unauthorized issuance, registering the transfer of securities of the Funds, exchanging or converting securities of the Funds or transferring record ownership of securities of the Funds by bookkeeping entry without physical issuance of securities certificates of the Funds. While WSI will provide the services to its Client-shareholders as described in this Agreement, WSI will not engage in monitoring the issuance of securities of the Funds with a view to preventing unauthorized issuance, registering the transfer of securities of the Funds, exchanging or converting securities of the Funds, or transferring record ownership of securities of the Funds by bookkeeping entry without physical issuance of securities certificates of the Funds.

8. Roulston represents and warrants that it will not use any information relating to Client-shareholders received pursuant to this knowingly Agreement to solicit or otherwise attempt to sell products to Client-shareholders.

9. For the services and facilities described in agreement Roulston will pay a fee to WSI after the end of each month at the annual rate applicable to the average aggregate daily net asset value


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     of shares of the Funds in accounts for which WSI provides services. The initial terms, conditions and amounts of such payments are set forth in Schedule A. In computing WSI's fee, one-twelfth of the applicable fee rate set forth in Schedule A shall be applied to the average aggregate daily net asset value of shares of the applicable Funds in accounts for which WSI provides services for the month in question. Each month's fee shall be determined independently of every other month's fee. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month. Except as otherwise agreed in writing with Roulston or the Funds with respect to specific expenditures by WSI, WSI shall be solely responsible for all costs and expenses of providing services under this Agreement.

10. With regard to all the services provided to its Client-shareholders by WSI, WSI is an independent contractor, is solely responsible for its actions or inactions, and is not and does not have authority to act as an agent of Roulston or the Funds. WSI is solely responsible to its Client-shareholders and agrees that at all times, including after termination of this Agreement, it will be responsible for all complaints and inquiries from its Client-shareholders relating to WSI's actions or inactions under this Agreement or relating to the Client-shareholders' accounts during the period in which this Agreement was in effect.

11. Roulston will be responsible for any loss, claim demand or liability arising from a material error or omission contained in the Funds' prospectuses provided that the error or omission was not a result of information provided by WSI. This Paragraph shall survive the termination of the Agreement.

12. WSI shall provide such security as is necessary to prevent unauthorized use of any online computer facilities (if applicable).

13. WSI acknowledges that Roulston may enter into similar agreements with others without the consent of WSI.

14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby.

15. This Agreement supersedes all prior services agreements between the parties relating to the Funds except a Dealer Agreement, if any.

16. This agreement shall become effective as of the date it is accepted by WSI, and will continue in effect until terminated, which may be at any time, in writing upon sixty (60) days prior notice by either party to the other; provided, that WSI shall be entitled to receive all Fees it has earned up to and including the effective date of the termination. In addition, this Agreement may be terminated at any time as to any Fund, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Funds who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the


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     plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the Funds on not more than sixty (60) days written notice to the parties to this Agreement.

17. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

18. Whenever notice is required under this Agreement, it shall be given in writing by registered mail to Roulston at 4000 CHESTER AVE., CLEVELAND OH 44103; and to WSI at 44 WALL STREET, 6TH FLOOR, NEW YORK NY 10005, attention, PETER A. WIGGER, EXECUTIVE VICE PRESIDENT.

19. WSI shall prepare such quarterly reports for Roulston as shall reasonably be requested by Roulston.

20. No person is authorized to make any representations concerning the Funds of their Shares except those contained in the current prospectus of the Funds and any such information as may be officially designated as information supplemental to the prospectus.

21. This agreement is a related agreement under the funds' Distribution and Shareholder Service Plan (the "Plan").

22. This agreement will terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940, or upon the termination of the Distribution Agreement between the Funds And Roulston.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and their respective corporate seals to be affixed as of the date first above written by their respective officers hereunto duly authorized.

ATTEST:                                                       Roulston



/s/ Kathryn G.  Balazs                          By:  /s/ Scott D.  Roulston
-----------------------------                        ----------------------
Kathryn G.  Balazs                                   Scott D.  Roulston
Senior Vice President                                President


ATTEST:                                          WSI

                                                 By:
 /s/ Janet Blackwell                                  /s/ Peter A.  Wigger
------------------------------                        -------------------------
Janet Blackwell                                       Peter A.  Wigger
First Vice President                                  Executive Vice President


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                        OMNIBUS ACCOUNT SERVICE AGREEMENT


List of participating funds:
----------------------------

Fairport Growth & Income Fund                                 # 580
Fairport Government Securities Fund                           # 581
Fairport Midwest Growth Fund                                  # 582



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                       OMNIBUS ACCOUNT SERVICES AGREEMENT
                                   Schedule A

Fee payable to Waterhouse Securities Inc. is based on the average aggregate daily net asset value of shares of the Funds included in this agreement.


==================================================================
Net Asset Value                                            Rate
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Less than $50,000,000                                      0.0025
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Less than $100,000,000                                     0.0025
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Greater than $100,000,000                                  0.0025
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